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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
XM Satellite Radio Holdings Inc.:

We consent to the use of our report dated February 12, 1999 in this registration statement on Form S-3 of American Mobile Satellite Corporation with respect to the consolidated balance sheets of XM Satellite Radio Holdings Inc. and Subsidiary (a development stage company) as of December 31, 1998 and 1997 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years ended December 31, 1998 and 1997 and for the period from December 15, 1992 (date of inception) to December 31, 1998 and to the reference to our firm under the heading "experts" in the prospectus.

Our report, dated February 12, 1999, contains an explanatory paragraph that states that the Company has not commenced operations, has negative working capital of $130,341,000 and is dependent upon additional debt and equity financings which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP
McLean, Virginia
June 24, 1999